Exhibit 99.1

InfuSystem Holdings, Inc. Announces Second Quarter, Fiscal 2012 Results

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

INVESTOR CONTACT:

Jonathan P. Foster

Chief Financial Officer

Info@InfuSystem.com

800-962-9656

FOR IMMEDIATE RELEASE

Tuesday, August 07, 2012

InfuSystem Holdings, Inc. Reports $14.1 Million of Revenues for the Second

Quarter of 2012; Announces Annualized Cost Savings in Excess of $1 million

MADISON HEIGHTS, MICHIGAN, August 7, 2012—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), the leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported revenues for the quarter ending June 30, 2012, were $14.1 million, up 7% from $13.1 million in the second quarter of 2011. Total revenues for the six months ended June 30, 2012, were $28.4 million, a 9% improvement from $26.1 million in the 2011 period.

Gross profit for the three months ending June 30, 2012, was $10.3 million, up 14% from $9.0 million in second quarter of last year. Gross profit for the first six months of 2012 was $20.7 million, an increase of 15% compared to $18.0 million for the first six months of 2011.

The second quarter net loss was $0.8 million, equal to a $0.04 loss per diluted share, compared to the $27.9 million net loss, equal to a $1.32 loss per diluted share in the prior period. For the six months ended June 30, 2012, the Company’s net loss was $1.7 million or $0.08 per diluted share, versus a net loss of $28.1 million or $1.33 per diluted share, for the year-ago period. One-time net expenses of $1.7 million and $3.2 million for the three and six months ended June 30, 2012, hampered these results related, respectively, to the Settlement Agreement and Fifth Amendment, including debt extinguishment, as discussed below.

The Company achieved a number of annualized cost-savings actions totaling in excess of $1 million in the second quarter, which also saw the installation of a new board and executive management team.

InfuSystem Holdings, Inc. Announces Second Quarter, Fiscal 2012 Results

“We have made important financial and operational progress,” said Interim Chief Executive Officer Dilip Singh. “Eliminating unnecessary management positions and reducing board cash compensation contributed significantly to the $1 million-plus in annual savings. We expect to see additional cost-saving initiatives introduced in the third quarter. At the same time, our management team and employees are focused on revenue growth.”

Mr. Singh added that these initial improvements represent the beginning of a broad strategic effort to deliver long-term growth and profitability. “We will continue to concentrate our efforts on maximizing cash generation with EBITDA for sustained financial stability, while growing market share in our core markets. Organic growth prospects remain strong. Feedback from our customers, channels, and partners has been very positive. They appreciate our commitment to further enhance customer service solutions that make their jobs easier.”

Operating Results

The 7% increase in revenues compared to the second quarter of 2011 and the 9% increase for the six months ended June 30, 2012, are primarily related to the addition of new customers with larger patient bases, increased penetration into our existing customer accounts and the cessation of the 2011 oncology drug shortage affecting certain products.

The $10.3 million in gross profit recorded in the second quarter of 2012 represented 73% of revenues for the current period compared with 68% in the prior year’s period. For the first half of 2012, the $20.7 million in gross profit represented 73% of revenues compared to 69% for the same period last year. This increase in the gross margin percentage was primarily related to lower pump depreciation and a higher mix of pump rentals as compared to pump sales and services.

Selling, general and administrative expenses (“SG&A”) for the second quarter of fiscal 2012 were $10.2 million, significantly lower than the prior period’s $52.4 million. For the six months ended June 30, 2012, SG&A was $21.2 million compared with $61.2 million for the same period last year. The drop in SG&A is due to prior years’ numbers contained a charge for asset impairment of $44.2 million. Excluding non-cash impairment charges, SG&A increased $2.1 million for the quarter and $4.2 million for the six months ended June 30, 2012.

For the quarter, the major factors contributing to the increase in SG&A were expenses of $1.4 million related primarily to legal fees and $1.0 million of severance costs associated with the Settlement Agreement. SG&A experienced an increase primarily, compared to the prior periods, in selling compensation and travel costs and an increase in our finance and accounting staffs. These SG&A costs were partially offset by the reversal of previously recognized stock compensation expense of $1.3 million associated with the Settlement Agreement. With regard to the first half of 2012, the increase in SG&A related primarily to $2.3 million in legal expenses, the aforementioned $1.0 million in severance costs and $0.6 million in retention payments to key employees – net of the aforementioned $1.3 million reversal of stock compensation expense. The Settlement Agreement is described in the 8-K the Company filed on April 26. Additional increases in SG&A relate mainly to an increase in selling costs due to higher retention and travel costs.

During the second quarter of fiscal 2012, the Company entered into the Fifth Amendment to its Credit Facility, which resulted in one-time charge for an extinguishment of debt. Previously capitalized debt issuance costs of $0.3 million and $0.3 million of certain payments made to secure the Fifth Amendment are shown as an extinguishment of debt for the period.

InfuSystem Holdings, Inc. Announces Second Quarter, Fiscal 2012 Results

EBITDA for the second quarter of fiscal 2012 was $1.6 million compared with $3.2 million a year ago, excluding asset impairment charges. For the six months ended June 30, 2012, EBITDA was $3.2 million, compared with $5.6 million for the same period in 2011, excluding asset impairment charges. Excluding the one-time fees associated with the Settlement Agreement and the Fifth Amendment described above, EBITDA for 2012 would have been $3.3 million and $6.4 million, respectively. A Non-GAAP reconciliation from net income can be found in the appendix.

Financial Condition

Net cash provided by operations for the six months ended June 30, 2012, was $3.7 million, compared to $2.9 million in the prior-year period. The latest quarter’s results reflected increased professional fees associated with the concerned stockholder group and employee compensation costs. In addition, the Company reported capital expenditures of $1.7 million, a decrease of $0.7 million compared to the prior-year period. The Company had available $3.0 million on its $5.0 million revolving credit facility. During the quarter, the Company reduced its draw under its revolving credit facility by $0.6 million in addition to the normal quarterly payment on its $19.6 million in long-term debt. The Company ended the quarter with $0.8 million of cash compared to none in the previous quarter.

Conference Call

The Company will host a conference call to share the results of its second quarter fiscal 2012 results on Wednesday, August 8, at 9:00 a.m. Eastern Time. Dilip Singh, Interim Chief Executive Officer, and Jonathan P. Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community.

The Company invites interested investors to listen to the presentation by telephone. To participate, the dial-in number is (888)-895-5271 with confirmation number 33012557. Those who wish to listen should dial in five minutes prior to the call to register. An online audio replay of the conference call will be available on the Company’s website for the following 30 days.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the Company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

InfuSystem Holdings, Inc. Announces Second Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$804	$799
Accounts receivable, less allowance for doubtful accounts of $1,867 and $1,773 at June 30, 2012 and December 31, 2011, respectively	7,752	7,350
Accounts receivable—related party	2	98
Inventory	3,885	3,217
Prepaid expenses and other current assets	746	934
Deferred income taxes	646	682

Total Current Assets	13,835	13,080
Property & equipment, net	14,440	15,764
Deferred debt issuance costs, net	194	421
Intangible assets, net	26,924	28,221
Deferred income taxes	18,872	18,187
Other assets	458	590

Total Assets	$74,723	$76,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,778	$4,004
Accounts payable—related party	—	59
Derivative liabilities	236	258
Other current liabilities	2,742	2,235
Current portion of long-term debt	6,256	6,576

Total Current Liabilities	14,012	13,132
Revolving credit facility	1,940	—
Long-term debt, net of current portion	19,570	22,551
Other liabilities	—	415

Total Liabilities	$35,522	$36,098

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 21,432,161	2	2
and 21,330,235, respectively; outstanding 21,234,471,and 21,132,545, respectively
Additional paid-in capital	88,184	87,541
Accumulated other comprehensive loss	—	(136)
Accumulated deficit	(48,985)	(47,242)

Total Stockholders’ Equity	39,201	40,165

Total Liabilities and Stockholders’ Equity	$74,723	$76,263

InfuSystem Holdings, Inc. Announces Second Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands, except share data)	2012	2011	2012	2011
Net revenues:
Rentals	$12,973	$11,467	$25,878	$23,019
Product Sales	1,099	1,666	2,542	3,071

Net revenues	14,072	13,133	28,420	26,090
Cost of revenues:
Cost of revenues — Product, service and supply costs	2,148	2,174	4,383	4,316
Cost of revenues — Pump depreciation and disposals	1,650	1,971	3,327	3,732

Gross profit	10,274	8,988	20,710	18,042

Selling, general and administrative expenses:
Provision for doubtful accounts	893	927	2,140	2,149
Amortization of intangibles	674	663	1,358	1,309
Asset impairment charges	—	44,213	—	44,213
Selling and marketing	2,541	2,326	5,286	4,769
General and administrative	6,137	4,251	12,410	8,767

Total sales, general and administrative	10,245	52,380	21,194	61,207

Operating income (loss)	29	(43,392)	(484)	(43,165)
Other income (expense):
Gain on derivatives	—	83	—	83
Interest expense	(663)	(564)	(1,264)	(1,105)
Loss on extinguishment of long term debt	(552)	—	(552)	—
Other income	—	2	2	—

Total other loss	(1,215)	(479)	(1,814)	(1,022)

Loss before income taxes	(1,186)	(43,871)	(2,298)	(44,187)
Income tax benefit	358	15,985	555	16,131

Net loss	$(828)	$(27,886)	$(1,743)	$(28,056)

Net loss per share:
Basic	(0.04)	(1.32)	(0.08)	(1.33)
Diluted	(0.04)	(1.32)	(0.08)	(1.33)

Weighted average shares outstanding:
Basic	21,196,085	21,059,292	21,164,315	21,080,683
Diluted	21,196,085	21,059,292	21,164,315	21,080,683
Comprehensive Loss
Net loss	$(828)	$(27,886)	$(1,743)	$(28,056)
Unrealized (loss) gain on interest rate swap, net of taxes	—	(81)	1	(34)
Reclassification of hedging losses, net of taxes	(111)	—	(111)	—

Comprehensive Loss	$(939)	$(27,967)	$(1,853)	$(28,090)

InfuSystem Holdings, Inc. Announces Second Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30
(in thousands)	2012	2011
OPERATING ACTIVITIES
Net loss	$(1,743)	$(28,056)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on cash flow hedge	111	—
Gain on derivative liabilities	—	(83)
Loss on extinguishment of long-term debt	552	—
Provision for doubtful accounts	2,140	2,149
Depreciation	2,903	3,167
Amortization of intangible assets	1,358	1,309
Asset impairment charges	—	44,213
Amortization of deferred debt issuance costs	137	122
Stock-based compensation	310	502
Deferred income taxes	(646)	(16,242)
Changes in assets - (Increase)/Decrease:
Accounts receivable, net of provision	(2,446)	(2,197)
Inventory	699	794
Other current assets	(480)	67
Other assets	(315)	(166)
Changes in liabilities - Increase/(Decrease):
Accounts payable and other liabilities	1,084	(2,651)

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,664	2,928

INVESTING ACTIVITIES
Capital expenditures	(1,733)	(2,383)
Other asset acquisitions	(76)	(942)

NET CASH USED IN INVESTING ACTIVITIES	(1,809)	(3,325)

FINANCING ACTIVITIES
Principal payments on debt	(3,006)	(2,061)
Proceeds from draw on revolving credit facility	2,500	—
Common stock repurchased to satisfy statutory witholding on stock based compensation	(32)	—
Treasury shares repurchased	—	(248)
Principal payments on capital lease obligations	(1,312)	(585)

NET CASH USED IN FINANCING ACTIVITIES	(1,850)	(2,894)

Net change in cash and cash equivalents	5	(3,291)
Cash and cash equivalents, beginning of period	799	5,014

Cash and cash equivalents, end of period	$804	$1,723

InfuSystem Holdings, Inc. Announces Second Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands, except share data)	2012	2011	2012	2011
Net loss	$(828)	$(27,886)	$(1,743)	$(28,056)
Adjustments:
Interest expense	663	564	1,264	1,105
Income tax benefit	(358)	(15,985)	(555)	(16,131)
Depreciation	1,458	1,609	2,903	3,167
Amortization	674	663	1,358	1,309

EBITDA	$1,609	$(41,035)	$3,227	$(38,606)